Exhibit 99.1

NEWS RELEASE

Investor Contacts: Lisa Ewbank Synopsys, Inc. 650-584-1901 Editorial Contact: Yvette Huygen Synopsys, Inc. 650-584-4547 yvetteh@synopsys.com	Brian Sereda Virage Logic Corp 510-360-8017 brian.sereda@viragelogic.com.

Synopsys and Virage Logic Announce Expiration of Hart-Scott-Rodino Waiting Period for Proposed Acquisition

MOUNTAIN VIEW, Calif., July 21, 2010 — Synopsys, Inc. (Nasdaq: SNPS) and Virage Logic Corporation (Nasdaq: VIRL) announced today that the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, applicable to Synopsys’ proposed acquisition of Virage Logic, expired on July 19, 2010. On June 10, 2010, Synopsys and Virage Logic announced the signing of a merger agreement under which Synopsys will pay $12.00 per share in cash for each outstanding share of Virage Logic common stock. Expiration of the Hart-Scott-Rodino waiting period satisfies one of the conditions for completion of the transaction. The completion of the transaction is still subject to Virage Logic stockholder approval and other customary closing conditions. The companies continue to expect the transaction to close in the fourth quarter of Synopsys’ fiscal 2010.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is a world leader in electronic design automation (EDA), supplying the global electronics market with the software, intellectual property (IP) and services used in semiconductor design, verification and manufacturing. Synopsys’ comprehensive, integrated portfolio of implementation, verification, IP, manufacturing and field-programmable gate array (FPGA)solutions helps address the key challenges designers and manufacturers face today, such as power and yield management, system-to-silicon verification and time-to-results. These technology-leading

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solutions help give Synopsys customers a competitive edge in bringing the best products to market quickly while reducing costs and schedule risk. Synopsys is headquartered in Mountain View, California, and has more than 65 offices located throughout North America, Europe, Japan, Asia and India. Visit Synopsys online at http://www.synopsys.com.

About Virage Logic

Virage Logic is a leading independent provider of semiconductor intellectual property (IP) for the design of complex integrated circuits. The company’s high quality, production-proven product portfolio includes programmable cores for control and multimedia sub-systems, interface IP solutions, embedded SRAMs and NVMs, embedded test and yield optimization solutions, logic libraries, and memory development software. As the semiconductor industry’s trusted IP partner, more than 400 foundry, IDM and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit http://www.viragelogic.com.

Safe Harbor Statement/Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including the expected timing of the completion of the Synopsys acquisition of Virage Logic. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, and that are outside the companies’ control. These risks and uncertainties include, among others: the ability of Synopsys and Virage Logic to satisfy the conditions to closing the acquisition, including approval by Virage Logic stockholders, and such other risks as identified, with respect to Synopsys, in its most recent Quarterly Report on Form 10-Q, and with respect to Virage Logic, in its preliminary proxy statement relating to the merger, filed with the SEC on June 28, 2010, and its most recent Annual Report on Form 10-K, which disclose important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Neither Synopsys nor Virage Logic assumes any obligation to update any forward-looking statement contained in this press release.

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Additional Information

Virage Logic filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on June 28, 2010. Virage Logic intends to file with the SEC a definitive proxy statement and other relevant materials in connection with the proposed transaction. The proxy statement will be mailed to the shareholders of Virage Logic. Before making any voting or investment decision with respect to the proposed transaction, investors and shareholders of Virage Logic are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the proposed transaction, Virage Logic and Synopsys. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Virage Logic at its corporate Web site at www.viragelogic.com in the Investor Relations section, or by contacting Investor Relations at Virage Logic Corporation, 47100 Bayside Parkway, Fremont, CA 94538.

Virage Logic and its officers and directors may be deemed to be participants in the solicitation of proxies from Virage Logic shareholders with respect to the proposed transaction. A description of any interests that these officers and directors have in the proposed transaction will be available in the proxy statement. In addition, Synopsys may be deemed to have participated in the solicitation of proxies from Virage Logic shareholders in favor of the approval of the proposed transaction. Information concerning Synopsys’ directors and executive officers is set forth in Synopsys’ proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on February 5, 2010 and Annual Report on Form 10-K for the year ended October 31, 2009. These documents are available free of charge at the SEC’s Web site at www.sec.gov or by going to Synopsys’ Investor Relations page on its corporate Web site at www.synopsys.com.

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Synopsys is a registered trademark of Synopsys, Inc. Virage Logic is a registered trademark of Virage Logic. All other trademarks mentioned in this release are the intellectual property of their respective owners.